Exhibit 10.2

AMENDED AND RESTATED AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT (the “Agreement”) is made as of the 30 day of September, 2019 by and between Hudson Technologies, Inc., P.O. Box 1541, One Blue Hill Plaza, Pearl River, New York 10965 (“HTI”), Hudson Technologies Company, P.O. Box 1541, One Blue Hill Plaza, Pearl River, New York 10965 (“HTC” and hereinafter HTI, HTC and their Affiliates are collectively referred to herein as “Hudson”) and Kathleen L. Houghton, currently residing at 32 Turner Road, Pearl River, NY, 10965 (“Executive”).

WHEREAS, the Executive has recently been promoted to, and now holds the title of Vice President Sales and Marketing of HTC;

WHEREAS, the parties acknowledge that, because the Executive’s duties and responsibilities will bring the Executive into contact with Hudson’s confidential information, Hudson must ensure that its valuable confidential information, as well as its customer relationships, are protected and can be entrusted to the Executive;

WHEREAS, the parties acknowledge that the Executive’s talents, knowledge and services to HTC are of a special, unique, and extraordinary character and are of particular and peculiar benefit and importance to Hudson;

WHEREAS, Hudson desires to ensure that it will receive the dedication, loyalty and service of, and the availability of objective advice and counsel, from the Executive, as well as assurances that the Executive will devote her best efforts to her employment with Hudson and that she will not solicit other executives or employees of Hudson;

WHEREAS, Hudson and the Executive previously entered into an Agreement dated August 22, 2019 (the “Prior Agreement”);

WHEREAS, HTI is the ultimate parent company of HTC and is made a party to this agreement for the sole purpose of implementing the terms of this agreement; and

WHEREAS, the parties desire to amend and restate the Prior Agreement on the terms contained herein.

NOW THEREFORE, in consideration of the continued employment by HTC of the Executive, and in consideration of the rights and benefits granted and the mutual covenants and conditions contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, it is agreed that the Prior Agreement is hereby amended and restated as follows:

1.                  TERMINATION: The following payments and benefits (hereinafter “Severance Benefits”) will be provided to the Executive by HTC in the event of a Termination of Employment (as hereinafter defined):

A.               Executive will continue to receive her annual base salary, based upon her annual base salary in effect as of the date of her Termination of Employment, for a period of twelve (12) months (the “Severance Period”), in accordance with HTC’s normal payroll practice in effect as of the date of this Agreement. HTC shall deduct from Executive’s continuing payroll all normal tax withholdings and deductions which HTC is required by law to make. The initial payment shall be made within the forty-five (45) day period following the Executive’s Termination of Employment and the Executive shall have no right to designate the taxable year of payment.

B.               Within the forty-five (45) day period following the Executive’s Termination of Employment, HTC will pay to the Executive a lump sum payment in an amount equal to a pro rata bonus through the date of Termination of Employment (the “Pro-Rata Bonus”). For purposes of this paragraph “1.B.”, the Pro-Rata Bonus shall be an amount equal to the highest bonus earned by the Executive in any calendar year within the three (3) calendar years immediately preceding the date of Termination of Employment, pro-rated for the period served during the year in which the Termination of Employment occurs. HTC shall deduct from this bonus payment all normal tax withholdings and deductions which HTC is required by law to make. The Executive shall have no right to designate the taxable year of payment.

Notwithstanding the foregoing, HTC shall not be obligated to pay the Pro-Rata Bonus to the Executive if as of the date of Termination of Employment (i) HTC is operating at a level of performance, on a year to date basis, below HTC’s net profit goals as established by HTC’s Budget (as hereinafter defined), or (ii) the Executive is acting at a level of performance, on a year to date basis, such that she has not achieved all of the performance criteria established by the Executive’s Budget (as hereinafter defined). For purposes of this paragraph “1.B.”, Hudson shall prepare a profit and loss statement showing HTC’s total year to date net profit as of the close of business the day prior to the date of Termination of Employment, and as compared to the net profit under HTC’s Budget (the “Interim P&L”).

C.               Within the forty-five (45) day period following the Executive's Termination of Employment, HTC will pay to the Executive a lump sum payment for the Executive's unused vacation for the year in which the Termination of Employment occurs, equal to the number of pro rata unused vacation days on the date of the Termination of Employment, as determined in accordance with HTC’s standard vacation policy, multiplied by the Executive's daily base salary on the date of Termination of Employment. HTC shall deduct from this payment all normal tax withholdings and deductions which HTC is required by law to make. The Executive shall have no right to designate the taxable year of payment.

D.               The Executive’s participation in life, health and dental insurance, disability insurance, and any other benefits (the “Benefits”) provided by HTC to the Executive as of the date of the Termination of Employment shall be continued, or essentially equivalent benefits provided by HTC, for the entire Severance Period or until otherwise terminated by the Executive, on the same terms, conditions and costs as if the Executive continued in the employ of HTC. To the extent Benefits include health and dental insurance, such Benefits shall be provided as COBRA continuation coverage, and not in addition to COBRA. Notwithstanding the foregoing, to the extent Benefit coverages provided to the Executive under this paragraph are taxable to the Executive, Hudson’s obligation hereunder shall not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) determined as of the year in which the Executive’s “Separation of Service” occurs, which is exempt under Treas. Reg. Section1.409A-1(b)(9)(v)(D)(Limited Payment).

E.                 All stock options, stock appreciation rights, and any similar rights which the Executive holds on the date of Termination of Employment shall become fully vested and be exercisable on the date of Termination of Employment, and shall remain exercisable following the Termination of Employment until (i) expiration of the Severance Period, (ii) termination of Severance Benefits pursuant to paragraph “6” below, or (iii) expiration of the original term of the stock option, stock appreciation right or similar right, whichever first occurs. No extension of an exercise period under this Agreement shall extend to a date that would cause a stock option, stock appreciation right or similar right to be subject to Code Section 409A.

F.                 For the purposes of this Agreement, the following definitions will apply:

(i)            A “Termination of Employment” shall take place in the event that the Executive’s employment is terminated (a) by HTC without Cause (as hereinafter defined) or (b) by the Executive following an event constituting Good Reason (as hereinafter defined).

(ii)        “Cause” shall exist if the act(s) or conduct of the Executive make it unreasonable to require HTC to continue to retain Executive in its employment, such as, but not limited to, (a) the Executive’s willful and continued refusal to perform, or the Executive’s willful and continued neglect of, the substantive duties of her position, (b) any willful act or omission by the Executive constituting dishonesty, fraud or other malfeasance, (c) material nonconformance with Hudson’s standard business practices and policies, including but not limited to violation of Hudson’s Code of Business Conduct and Ethics or Hudson’s Substance Abuse Policy, (d) any act or omission by the Executive which has a material adverse effect upon the financial condition or business reputation of Hudson, (e) the Executive’s conviction of a felony, or any crime involving moral turpitude, dishonesty or theft, under the laws of the United States, or any state thereof or any other jurisdiction in which Hudson conducts business, (f) breach of the provisions of paragraphs “4” or “5” of this Agreement, or (g) the resignation of Executive other than pursuant to the occurrence of an event constituting Good Reason (as hereinafter defined).

(iii)      “Good Reason shall mean the occurrence of any of the following: (a) the Executive is assigned any duties or responsibilities, without her consent, that are materially inconsistent with her position, duties, responsibilities, or status; (b) except as provided in paragraph “1.I.” below, the Executive’s annual base salary is reduced, except to the extent that the annual base salaries of all Executive Officers (as defined below) are reduced due to the adverse financial condition of Hudson and further providing that the Executive’s annual base salary may not be reduced to a level that is less than ninety percent (90%) of the Executive’s annual base salary as of the date herein; (c) the Executive’s benefits are reduced and such reduction results in a material reduction in the Executive’s total compensation, except to the extent that such reductions are made by Hudson on a company-wide basis and affect all the Executive Officers that participate in such benefits; or (d) except as provided in paragraph “1.I.” below, the Executive experiences in any year a reduction in bonus compensation, or other incentive compensation, bonus or other such payments to her base compensation, or a reduction in the method of calculation of the Executive’s incentive compensation, bonus or other such payments if these benefits or payments are calculated other than as a percentage of base salary, except to the extent such reduction applies equally or proportionally, as the case may be, to all Executive Officers of Hudson. Good Reason shall not be deemed to exist unless the Executive’s Termination of Employment for Good Reason occurs within ninety (90) days following the initial existence of one of the foregoing conditions, the Executive provides Hudson with written notice of the existence of such condition(s) within thirty (30) days after the initial existence of the condition(s), and Hudson fails to remedy the condition within thirty (30) days after its receipt of such notice. An isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Hudson within ten (10) days after Hudson’s receipt of notice thereof given by the Executive shall not constitute Good Reason.

(iv)       “Budget” shall mean (a) as to HTC, the projected annual and monthly revenues, expenses and net profit goals approved and accepted by HTC’s board of directors for the applicable fiscal year, and for each month individually in that fiscal year, and (b) as to Executive, all performance criteria capable of being measured on a month to month basis, if any, that have been established for the Executive under any bonus or other incentive compensation plan covering the applicable fiscal year.

(v)         “Executive Officer(s) shall mean the following: Hudson’s Chief Executive Officer (currently Kevin J. Zugibe); Hudson’s President and/or Chief Operating Officer (currently Brian Coleman); Hudson’s Chief Financial Officer (currently Nat Krishnamurti); HTC’s Vice President Sales and Marketing (currently Executive); Robert Stoody, Vice President Military & Gases Sales Division, and any other current or future officer of Hudson.

(vi)       “Affiliate” means, with respect to Hudson, any other Person that is directly or indirectly Controlling, Controlled by, or under common Control with HTI, where “Control” and derivative terms mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership or voting securities, by contract, or otherwise, and includes, without limitation, HTI, HTC, Hudson Holdings, Inc. and Aspen Refrigerants, Inc.

G.                HTC’s obligation to pay the compensation and to make the arrangements provided in this paragraph “1” shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment or other right which Hudson may have against the Executive or anyone else; provided, however that as a condition to payment of amounts under this paragraph “1”, within sixty (60) days of the Executive’s Termination of Employment, the Executive shall have (i) executed and not revoked a general release and waiver, in form and substance reasonably satisfactory to Hudson and the Executive, of all claims relating to the Executive’s employment by HTC and the termination of such employment, including, without limitation, discrimination claims (including without limitation age discrimination), employment-related tort claims, contract claims and claims under this Agreement (other than claims with respect to benefits under any tax -qualified retirement plans or continuation of coverage or benefits solely as required under ERISA) with such general release and waiver having become irrevocable, and (ii) executed an agreement expressly acknowledging and reaffirming the covenants and restrictions contained in paragraphs “4” and “5” below, and the remedies available to Hudson under paragraph “6” below.

H.                All amounts payable by HTC pursuant to this paragraph “1” shall be paid without notice or demand. The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made pursuant to this paragraph “1” and, except as provided in paragraph “6” below, the obtaining of any other employment shall not result in a reduction of HTC’s obligation to make the payments, benefits and arrangements required to be made under this paragraph “1”.

I.                    Executive expressly acknowledges that the following shall not constitute “Good Reason” for purposes of this paragraph “1”:

(i)          Establishing a new or different bonus or incentive compensation plan(s) in any subsequent year based upon new or different criteria for calculating the applicability of, and the amount of any bonus or incentive compensation award due to the Executive, provided that any new or different bonus or incentive compensation plan, and any award under said plan, applies equally or proportionally, as the case may be, to all Executive Officers; except that Hudson may establish separate performance criteria and payment amounts for awards under such plan for each Executive Officer that are reasonably achievable and reasonably related to such Executive Officer’s normal duties and responsibilities;

(ii)         A reduction of the Executive’s bonus compensation or other incentive compensation that (a) results from HTC operating at a level of performance below HTC’s Budget, (b) results from the Executive’s failure or inability to attain, in whole or in part, any or all of the performance criteria established for the Executive under the said plan, (c) results from the application of the terms of such bonus or incentive compensation plan, or (d) is based upon the Executive’s performance or non-performance, of her normal duties and responsibilities during the period covered by the bonus or incentive compensation plan including, without limitation, due to the Executive’s Disability (as defined herein);

(iii)       A reduction of the Executive’s annual base salary based upon the Executive’s performance or non-performance, of her normal duties and responsibilities, provided that the Executive’s annual base salary may not be reduced to a level that is less than ninety (90%) percent of the Executive’s annual base salary for the calendar year immediately prior to the Termination of Employment; or

(iv)       A reduction in the Executive’s annual base salary pursuant to the provisions of paragraph “3” below.

2.                  TERMINATION FOR CAUSE: HTC may at any time terminate the employment of the Executive for Cause (as defined in paragraph “1F” above) upon five (5) days prior written notice to Executive. If Executive is terminated for Cause, she shall be entitled to no Severance Benefits and shall be entitled to no bonus payment that might otherwise be owed to her if she worked for the entire year. In the event of termination under this paragraph, HTC shall pay Executive all amounts which are then accrued but unpaid, including unpaid vacation as determined in accordance with Hudson’s’ standard vacation policy, within thirty (30) days after the date of notice. Hudson shall have no further or additional liability to Executive.

3.                  SICK LEAVE:

A.                If with or without reasonable accommodation Executive is physically or mentally unable to perform her duties, or is otherwise absent for medical reasons, HTC shall continue to pay base salary and provide benefits to the Executive (“Sick Leave”). However, if a continuous period of Sick Leave exceeds eight (8) consecutive weeks, HTC’s obligation with regard to base salary upon the expiration of the eight (8) consecutive weeks shall be limited to paying 75% of base salary. If the Executive returns to full service, her full base salary shall be reinstated to the pre-adjustment amount. As a condition to the receipt of the foregoing base salary and benefits, the Executive agrees that she shall provide Hudson such information as Hudson may reasonably request from time to time to permit Hudson to make a determination that the Executive is entitled to sick pay under this provision. HTC shall reduce the amount paid to the Executive during such Sick Leave by an amount equal to any disability payments or benefits actually received by Executive under or pursuant to any disability program or supplemental disability insurance plan(s) provided by Hudson at Hudson’s expense unless such reduction results in a violation of Code Section 409A.

B.                 Notwithstanding the foregoing, HTC may terminate the employment of Executive at any time after Executive’s continuous period of Sick Leave exceeds 120 calendar days. Termination of the Executive after the said 120 calendar period shall not be deemed a Termination for Cause (as defined in paragraph “1.F” above) and shall entitle the Executive to receive the payments and benefits provided by paragraph “1” upon Termination of Employment based upon Executive’s full base salary, and for purposes of such payments and benefits, the Severance Period shall be deemed to commence as of the date of the Termination of Employment resulting under this paragraph “3.B.”.

C.                 Notwithstanding anything to the contrary contained herein, in the event that during the period the Executive is on Sick Leave, and prior to any Termination of Employment pursuant to paragraph “3.B.”, there is deemed a “Separation from Service” (as that term is defined in Code Section 409A for purposes of a permissible payment event), Hudson and the Executive agree that such Separation of Service shall be treated as a Termination of Employment. Such termination shall not be deemed a Termination for Cause (as defined in paragraph “1.F.” above) and shall entitle the Executive to receive the payments and benefits provided by paragraph “1” upon Termination of Employment based upon Executive’s full base salary, provided that, for purposes of such payments and benefits, the Severance Period shall commence as of the date of the Separation from Service as described in this paragraph “3.C.”, and shall be based upon Executive’s full base salary.

D.                Notwithstanding anything to the contrary contained herein, in the event that during the period the Executive is on Sick Leave, and prior to any Termination of Employment pursuant to paragraph “3.B.” or any Separation from Service pursuant to paragraph “3.C.” , the Executive becomes “Disabled”, (as defined in Code Section 409A for purposes of a permissible payment event) Hudson and the Executive agree that the Executive’s Disability shall entitle the Executive to receive the payments and benefits provided by paragraph “1” upon Termination of Employment based upon Executive’s full base salary. For purposes of such payments and benefits, the Severance Period shall commence as of the date of the Disability as described in this paragraph “3.D.”.

4.                  CONFIDENTIALITY:

A.                 Executive expressly acknowledges and agrees as follows:

(i)        Hudson expends a significant amount of funds annually on researching and developing solutions and proprietary techniques related to the products and services it offers or is seeking to offer, and has developed substantial confidential, proprietary, and trade secret information, and this confidential, proprietary and trade secret information, if misused, disclosed, misappropriated or used by others, would result in irreparable harm to Hudson and/or its Affiliates.

(ii)        Hudson’s Confidential Information (as hereinafter defined) constitutes valuable commercial assets of Hudson and is not readily available to the general public or any persons not employed by or otherwise not associated in a position of trust with Hudson. Hudson keeps its Confidential Information confidential (other than to the extent filings are required for patents) by, among other things, restricting access to only those who need the information to perform their Hudson job function and prohibiting the use or disclosure of Confidential Information to anyone not authorized to receive or use the Confidential Information.

(iii)        Executive’s position with HTC will continue to provide Executive with access to or knowledge of Hudson’s Confidential Information.

(iv)       Hudson’s Confidential Information will become known to Executive only as a result of his/her employment with HTC. To the extent that Executive was previously engaged, on her own or with others, in a business that provided the same or similar services as those provided by Hudson, Executive further acknowledges that such prior business knowledge and experience, and any familiarity with entities that are actual or potential customers for the business, shall not permit or allow Executive to contend that Hudson’s Confidential Information is not confidential or should not be protected from use or misappropriation.

B.                 In light of the foregoing, Executive acknowledges and agrees as follows:

(i)          All Confidential Information is the property of Hudson, and Executive shall not, without the express written consent of Hudson, directly or indirectly use, disseminate, disclose, or in any way reveal, either during Executive’s employment or at any time thereafter, all or any part of the Confidential Information, other than for the purposes authorized by Hudson, or only for the benefit of Hudson.

(ii)        Hudson shall be the sole owner of, and Executive hereby assigns to Hudson, any and all property rights to all Intellectual Property (as hereinafter defined) made, conceived, originated, devised, discovered, invented, or developed before, during or after the term of Executive’s employment with HTC, whether or not Executive was involved either alone or with others, if it was in whole or in part developed during the course of Executive’s employment or by Executive’s use of any property of Hudson. This ownership provision does not apply to creations of the Executive which are made in the Executive’s own time, without the use of any Hudson resources, and which do not relate in any way to Hudson’s business. Executive agrees to cooperate fully and assist Hudson or its designee in the performance of any lawful acts that Hudson at its discretion deems necessary, and to execute and deliver without charge any documents reasonably required by Hudson, to secure any patent, copyright, trademark, and other protection for Intellectual Property and improvements thereon, and to assign to and vest in Hudson the entire interest therein in the United States and all foreign countries.

(iii)      Upon request by Hudson at any time, or upon termination of employment with HTC, whichever is sooner, Executive shall immediately deliver to Hudson any and all information and property of Hudson in whatever form it exists, including but not limited to all Confidential Information and all copies thereof or materials containing or derived from Confidential Information.

C.                 As used in this Agreement, “Confidential Information” means all information of Hudson and its Affiliates that is not publicly available (but including information that is publicly available as a result of a breach by Executive of paragraphs “4” and “5”) and not generally known or used by Hudson’s competitors, or in the industry, and which could be harmful to Hudson and/or its Affiliates if disclosed to persons outside of Hudson and which includes, but is not limited to:

(i)          Intellectual Property (as hereinafter defined);

(ii)         Technical information, such as, but not limited to: Hudson’s plant organization and designs; product formulation, manufacturing, performance and processing data; and research and development results and plans;

(iii)        Product information, such as, but not limited to: non-public details of Hudson’s and its Affiliates’ products and services, including but not limited to, its existing refrigerant, decontamination, reclamation and recovery products and services, as well as those being developed; specialized equipment and training; product plans, drawings and specifications; and performance capabilities, strengths and weaknesses;

(iv)       Strategic information, such as, but not limited to: Hudson’s and its Affiliates’ material costs; supplier and vendor information; overhead costs; pricing; profit margins; banking and financing information; and market penetration initiatives and strategies;

(v)        Organizational information such as, but not limited to: Hudson’s and its Affiliates’ personnel and salary data; information concerning the utilization of facilities; merger, acquisition and expansion information; equipment utilization information; and Hudson and its Affiliates’ manuals, policies and procedures;

(vi)       Marketing and sales information, such as, but not limited to: Hudson’s and its Affiliates’ licensing, marketing and sales techniques and data; customer lists; customer data, such as, but not limited to, their personnel, project, financial and account status, individual needs, historical purchases, and contact information; product development and delivery schedules; market research and forecasts; and marketing and advertising plans, techniques and budgets; and

(vii)    Advertising information, such as, but not limited to: Hudson’s and its Affiliates’ overall marketing policies; the specific advertising programs and strategies utilized by Hudson; and the success or lack of success of those programs and strategies.

“Confidential Information” does not include general skills, experience or information that is generally available to the public, other than information which has become generally available as a result of Executive’s direct or indirect act or omission. “Confidential Information” also does not include information regarding Executive’s own pay and benefits, information as to the terms and conditions of employment, or information that is deemed not confidential under Section 7 of the National Labor Relations Act. Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupation Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agency, including providing documents or other information, without notice to Hudson. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies.

D.                As used in this Agreement, “Intellectual Property” means all information concerning the evaluation, design, engineering, construction, marketing, and sales of the products and services provided by Hudson and which includes, but is not limited to: any and all patents, patents pending; trademarks, copyrights, and any and all applications for same issued to and/or applied for by Hudson; any and all technological (including software), educational, operational, and financial innovations, discoveries, inventions, designs, and formulae; tests; performance data; process or production methods; improvements to all such property; and all recorded material defining, describing, illustrating, or documenting in any fashion, all such property, whether written or not and regardless of the medium in which the information is stored or recorded; without regard to whether such property is patentable, copyrightable, or subject to trade/service mark protection, and without regard to whether a patent, copyright, or trademark or service mark has been sought or obtained.

E.                 Notwithstanding anything in this Agreement, Executive is hereby advised that pursuant to the federal Defend Trade Secrets Act: (i) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

5.                  NON-COMPETITION / NON-SOLICITATION:

A.                Executive expressly acknowledges and agrees as follows:

(i)         Hudson compensates its employees, among other things, to develop and to pursue, on Hudson’s behalf, good relationships and goodwill with all customers and potential customers, whether developed by Executive or others within the Hudson organization;

(ii)        Executive will be exposed to, acquire and develop knowledge of Confidential Information including, without limitation, Confidential Information related to Hudson’s customers, operations, and its suppliers;

(iii)       Executive is able to be gainfully employed by other employers in a variety of other industries and businesses that are engaged in businesses that do not involve and are not competitive with any part of Hudson’s business.

B.                 In light of the foregoing, Executive agrees, that while Executive is employed by HTC, and continuing until the expiration of the Covenant Period (as hereinafter defined):

(i)           Executive shall not, within the Restricted Territory (as hereinafter defined), compete with Hudson or its Affiliates, directly or indirectly, whether for Executive’s own behalf or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business entity, whether for profit or not-for-profit, by being employed by, participating in, or otherwise being materially connected in the conduct of any business activity that involves providing products or services that are like or similar to, or competitive with, or would replace or be a substitute for, any one or more of the products and services provided by Hudson and/or by its Affiliates (hereinafter Competitive Products”) if such employment, participation, or connection involves (a) responsibilities similar to responsibilities Executive had or performed for Hudson at any time during the last eighteen (18) months of Executive’s employment with HTC; (b) supervision of employees or other personnel in the provision of Competitive Products; (c) development or implementation of strategies or methodologies related to the provision of Competitive Products; (d) marketing or sale of Competitive Products; or (e) responsibilities in which Executive would utilize or disclose Confidential Information.

(ii)        Executive shall not compete with Hudson or with any Affiliate, directly or indirectly, whether for Executive’s own behalf or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business entity, whether for profit or not-for-profit, by calling upon, contacting, diverting, soliciting, or doing business for or with any “Client” of Hudson or any Affiliate (as hereinafter defined) for the purpose of offering or providing any Competitive Products.

(iii)      Executive shall not directly or indirectly, without the prior written consent of Hudson, (a) induce, solicit, entice, or encourage any officer, director, employee or other individual to leave his or her employment with Hudson or any Affiliate, (b) induce, solicit, entice, or encourage any officer, director, employee or other individual to compete in any way with the products and services of Hudson or any Affiliate, or to violate the terms of any employment, non-competition, confidentiality or similar agreement with Hudson or any Affiliate; or (c) employ, offer to employ, contract with, offer to contract with, or do business with any officer, director, employee or other individual who is employed by Hudson or any Affiliate.

C.                For purposes of this paragraph “5”, the Covenant Period shall be twelve (12) months after the Executive’s last day of active employment with HTC, regardless of the reason underlying the termination of Executive’s employment.

D.                Executive acknowledges that many of Hudson’s services are remedial in nature and, as such, its customers may utilize Hudson’s services on an infrequent basis over an extended period of time or following a protracted sales effort over an extended period of time. Executive also acknowledges that because of her position, she will likely have knowledge of Hudson’s customers through access to Confidential Information, whether or not located within the Restricted Territory (hereinafter defined). Accordingly, for purposes of this paragraph “5”, the term “Client” shall mean (a) any customer or potential customer of Hudson upon whom Executive, during the last eighteen (18) months of Executive’s employment with Hudson, called upon or with whom Executive had any contact, or as to whom Executive was involved in regard to planning, marketing, conducting, or overseeing an offer to sell products or perform services; (b) any customer as to whom Executive assisted in selling products or providing services, or as to whom Executive was involved in regard to planning, marketing, conducting, or overseeing the offer to sell products or perform services if the customer received any products or services from Hudson during the last eighteen (18) months of Executive’s employment with Hudson; (c) any potential customer of Hudson whose identity Executive learned during the eighteen (18) months of Executive’s employment with Hudson or learned from Confidential Information at any time; or (d) any customer for whom Hudson has provided products or services to at any time during the thirty-six (36) months preceding the last day of the Executive’s employment with Hudson and whose identity as a Hudson customer Executive learned from Confidential Information at any time.

E.                 Executive acknowledges that the nature of Hudson’s business is such that provides its products and services to customers throughout the United States of America and Puerto Rico. Accordingly, the “Restricted Territory” includes each and every state of the United States of America (including the District of Columbia) and Puerto Rico.

F.                  In order to assure Hudson of the full twelve (12) months of the Covenant Period within which to protect its goodwill and to prevent Executive from unfairly benefiting by violations of this paragraph “5”, the provisions and requirements of this paragraph “5” shall be extended for a period of time beyond the Covenant Period equal in length to the total length of time during which Executive is in violation of any one or more provisions of this paragraph.

G.                In the event it is determined by a court of competent jurisdiction that any provision or portion of a provision of this paragraph “5” is not enforceable under the law governing this Agreement, the unenforceable provision or portion thereof may be stricken, and the remainder of the provision and of this paragraph “5” shall be valid and fully enforceable, in all respects, as if the provision or portion of a provision deemed unenforceable had never been part of the Agreement. Further, if any provision of this Agreement is found to be overbroad or unenforceable, the court or any other authority with competent jurisdiction is expressly authorized to conform the provision to the extent necessary to remedy any deficiency and render it valid and enforceable.

6.               REMEDIES:

A.             In the event that the Executive breaches any term or provision of paragraphs “4” or “5” of this Agreement, Hudson shall be immediately, permanently and irreparably damaged and shall be entitled, in addition to and without limiting Hudson’s rights to, any and all other legal and equitable remedies and damages, (i) to a temporary restraining order ex parte, to a preliminary injunction, and to a permanent injunction, to restrain Executive’s actions or the actions of others acting in conjunction with Executive or on Executive’s behalf, (ii) to terminate all future Severance Benefits through the remainder of the Severance Period, and (iii) to recover from the Executive all Severance Benefits actually paid to the Executive, including any costs or expenses actually incurred by Hudson in providing such Severance Benefits. Executive agrees that Executive will not be damaged by enforcement of this covenant as Executive can obtain many other types of gainful employment without violating the provisions of paragraphs “4” or “5”, so that no bond shall be required, and if the court requires a bond to be posted, it shall not exceed $500.00.

B.                 All of Executive’s covenants and obligations under paragraphs “4” and “5” of this Agreement shall survive, and shall remain enforceable, for so long as Executive is employed and after termination of employment for any reason, and shall survive despite future promotions, raises, changes in position or compensation, demotions and the execution of new agreements with Hudson, and shall inure to the benefit of Hudson’s successors and assigns, unless Hudson executes in writing an agreement expressly terminating the covenants of paragraphs “4” and “5” of this Agreement.

C.                 Hudson and Executive shall each bear and be responsible for their own attorneys’ fees, expenses and disbursements incurred in any litigation brought by either party to enforce or interpret any provision contained in paragraphs “4” or “5” of this Agreement.

7.                  NOTICES: All notices required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by certified mail, return receipt requested, to the Executive at her residence, and to Hudson at its principal office located at P.O. Box 1541, One Blue Hill Plaza, Pearl River, New York 10965, attention Chief Executive Officer, or at such other address as any party specifies by giving proper notice.

8.                  SUCCESSORS: This Agreement shall be binding upon and shall inure to the benefit of the Executive and her estate. Neither this Agreement nor any rights hereunder shall be assignable by the Executive.

This Agreement shall be freely assignable by Hudson to, and shall inure to the benefit of, and be binding upon, any successor corporation or affiliate of a successor corporation, and all references in this Agreement to Hudson shall include its subsidiaries and affiliates and any successors, affiliates of successors or assigns of Hudson. As used herein, the term “successor” shall mean any person, firm, corporation or business entity or affiliate thereof which at any time, whether by merger, purchase, or otherwise, directly or indirectly acquires all or substantially all of the assets or the business of Hudson, including any entity that shall be the surviving corporation in a merger with Hudson.

9.                EMPLOYMENT AT WILL; CONSEQUENCES OF TERMINATION: Nothing herein shall be deemed to create an agreement for employment of Executive for any specified term or period of time. Hudson expressly agrees that at any time the Executive may resign or otherwise terminate his or her employment with HTC, for any reason or for no reason, subject to the provisions contained herein. Likewise, the Executive expressly agrees that at any time HTC may terminate the employment of the Executive for any reason or for no reason, subject to the provisions contained herein.

10.              INDEMNIFICATION: In the event that any litigation shall be brought to enforce or interpret any provision contained in paragraphs “1”, “2”, or “3” of this Agreement, then, provided that the Executive prevails to any extent, Hudson or any successor corporation shall reimburse or indemnify the Executive for the Executive’s reasonable attorneys’ fees, expenses and disbursements incurred in such litigation, including the costs of enforcement.

11.             CONTROLLING LAW: This Agreement and all other issues regarding the employment of the Executive shall be governed by the laws of the State of New York, without reference to its conflicts of law principles.

12.              ENTIRE AGREEMENT: This Agreement represents the entire agreement and understanding of the parties regarding the employment of the Executive, and all prior or contemporaneous agreements, representations, or understandings are expressly superseded by, and do not survive this Agreement. Executive has not relied upon any inducement, promise, representation, or assurance, other than those expressly set out herein. Except as expressly permitted herein, this Agreement may not be modified or amended except in writing signed by all parties hereto.

13.              COMPLIANCE WITH CODE SECTION 409A:

A.       It is the intention of Hudson and the Executive that the payments, benefits and rights to which the Executive could be entitled pursuant to this Agreement comply with Code Section 409A, the Treasury regulations and other guidance promulgated or issued thereunder (collectively for purposes of this paragraph 13, “Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and after application of all available exemptions, including but not limited to, the “short-term deferral rule” and “involuntary separation pay plan exception” and the provisions of this Agreement shall be construed in a manner consistent with that intention. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Section 409A, Hudson shall, upon the specific request of the Executive, use its reasonable business efforts to in good faith reform such provision to comply with Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to the Executive and Hudson of the applicable provision shall be maintained, but Hudson shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to Hudson. Hudson shall not have any liability to the Executive with respect to tax obligations that result from the application of Section 409A and makes no representation with respect to the tax treatment of the payments and/or benefits provided under this Agreement. Any provision required for compliance with Section 409A that is omitted from this Agreement shall be incorporated herein by reference and shall apply retroactively, if necessary, and be deemed a part of this Agreement to the same extent as though expressly set forth herein.

B.       With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expense eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Executive's taxable year following the taxable year in which the expense was incurred.

C.       For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment within the meaning of Section 409A. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

D.       Neither Hudson nor the Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A. If the consideration period (or revocation period, if applicable) for any general release and waiver extends across two (2) calendar years, the payments to the Executive shall begin in the second of the calendar years.

E.        If and to the extent required to comply with Section 409A, a Termination of Employment, as defined above, shall not be deemed to have occurred for purposes of this Agreement providing for the payment of any amounts or benefits upon or following a Termination of Employment unless such termination is also a “Separation from Service” within the meaning of Section 409A and, for purposes of any provision of this Agreement, references to Termination of Employment, “termination,” “termination of employment” or like terms shall mean “Separation from Service.”

F.       If the Executive is deemed on the date of termination of his employment to be a “specified employee,” within the meaning of that term under Section 409A(a)(2)(B) and using the identification methodology selected by Hudson from time to time, or if none, the default methodology under Section 409A, then with regard to any payment or the providing of any benefit subject to this Agreement and to the extent required to be delayed in compliance with Section 409A(a)(2)(B), and any other payment or the provision of any other benefit that is required to be delayed in compliance with Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (ii) the date of the Executive’s death. In this regard, it is the intention and understanding of Hudson and the Executive that payments made following a Termination of Employment under paragraph “1” shall be exempt under the “short-term deferral rule” and “involuntary separation pay plan exception”, and other applicable exceptions, from the requirements of Section 409A(a)(2)(B) and are not required and shall not be delayed. Absent such exception, on the first day of the seventh month following the date of Executive’s Separation from Service or, if earlier, on the date of her death, all payments delayed pursuant to this paragraph “13.F.” (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. The determination of whether the Executive is a “specified employee” shall be made by Hudson in good faith applying Section 409A.

Signatures on following page

IN WITNESS THEREOF, the parties have executed this agreement as of the date written above.

Hudson Technologies, Inc.		Hudson Technologies Company

By:	/s/ Brian F. Coleman	By:	/s/ Brian F. Coleman
Brian F. Coleman, President, COO		Brian F. Coleman, President COO

/s/ Kathleen Houghton
Kathleen Houghton